SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☐                     Filed by a Party other than the Registrant  ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting material Pursuant to Rule 14a-11(c) or Rule 14a-12

Iron Mountain Incorporated

(Name of Registrant as Specified In Its Charter)

Elliott Associates, L.P.

Elliott International, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 23, 2011, Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”) issued the following press release:

ELLIOTT MANAGEMENT COMMENTS ON IRON MOUNTAIN’S REACTION TO

DAVIS ADVISORS’ SUPPORT AND DECISION TO ADOPT ‘POISON PILL’

NEW YORK (March 23, 2011) – Elliott Management Corporation, on behalf of the funds that it manages (“Elliott”), the beneficial owners of slightly under 5% of Iron Mountain Incorporated’s common stock (NYSE: IRM) (“Iron Mountain” or “IRM”), today released the following statement:

“We are extremely disappointed by Iron Mountain’s reaction to Davis Advisors’ public support for the four independent nominees put forward by Elliott. We believe it is a disturbing development when a company facing no apparent takeover threat responds to a call for change from its largest shareholder by adopting a Poison Pill. Institutional Shareholder Services and other leading governance advisory firms have repeatedly expressed their concerns about Poison Pills given the significant risk and long history of managements using them to entrench themselves at the expense of shareholders.”

Iron Mountain’s management today announced that its Board of Directors has adopted a Stockholder Rights Plan, often referred to as a ‘Poison Pill,’ and declared a dividend of one right on each outstanding share of the Company’s common stock.

According to a Wall Street Journal article published yesterday, Davis Advisors, the largest single IRM shareholder, plans to support Elliott’s four board nominees. Davis Advisors, a Tucson, Ariz.-based money manager, owns around one-fifth of IRM, which has a market capitalization of $5.9 billion.

“Our firm feels that current management would benefit from having a few new faces on the board who will help guide them in capital allocation decisions and ultimately exploring the opportunity of becoming a REIT,” said Ken Charles Feinberg, co-portfolio manager of Davis Advisors, in an interview Tuesday with The Wall Street Journal.

In response to the article and Davis’s support, Elliott said, “We believe Iron Mountain should focus on capital allocation, operational efficiency, and fully assessing the potential opportunity to convert into a REIT. We have nominated four independent and highly qualified nominees to the Board to bring fresh perspectives and additional insights in evaluating all opportunities to maximize shareholder value. We are confident that our message will continue to resonate with shareholders of Iron Mountain.”

Elliott has nominated to IRM’s Board Ted R. Antenucci, President and Chief Investment Officer of ProLogis Trust; Robert J. Levenson, a private venture capitalist; Allan Z. Loren, a 45-year industry veteran with extensive strategic, technology and operational experience; and Harvey

Schulweis, a co-founder and Managing Director of Niantic Partners, a real estate investment company.

The original letter Elliott sent to IRM’s Board on March 9, 2011 can be viewed here. In addition, Elliott filed a presentation with the SEC, which can be viewed here.

About Elliott Management Corporation

Elliott Management Corporation oversees two funds, Elliott Associates, L.P. and Elliott International, L.P., that have more than $16.8 billion of assets under management. Founded in 1977, Elliott is one of the oldest private investment firms of its kind under continuous management. The Elliott funds’ investors include large institutions, college and charitable endowments, family offices, and friends and employees of the firm.

Media Contacts:

Finsbury Group

Tripp Kyle / David Millar

Elliott-US@finsbury.com

+1 212 303 7600

Investor Contacts:

Mackenzie Partners

Larry Dennedy / Bob Marese

+1 212 929 5500

Additional Information

Elliott intends to make a filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the 2011 Annual Meeting of Stockholders (including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof) (the “2011 Annual Meeting”) of Iron Mountain Incorporated (the “Company”). Information relating to the participants in such proxy solicitation is contained in materials filed by Elliott with the Securities and Exchange Commission pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended, on March 10, 2011. Stockholders are advised to read the proxy statement and other documents related to the solicitation of stockholders of the Company for use at the 2011 Annual Meeting when they become available because they will contain important information, including additional information relating to the participants in such proxy solicitation. When completed and available, Elliott’s definitive proxy statement and a form of proxy will be mailed to stockholders of the Company. These materials and other materials filed by Elliott in connection with the solicitation of proxies will be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov. The definitive proxy statement (when available) and other relevant documents filed by Elliott with the Securities and Exchange Commission will also be available, without charge, by directing a request by mail or telephone to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016 (call collect: 212-929-5500; call toll free: 800-322-2885).